FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-06

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Jul 12 2016 08:35:49

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $883.512 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC, BARCLAYS CAPITAL INC. AND UBS SECURITIES LLC

CO-MANAGERS: ACADEMY SECURITIES, INC. AND SG AMERICAS SECURITIES, LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	47.834	30.000%	2.54	42.7%	17.9%
A-2	AAAsf/AAA(sf)/Aaa(sf)	58.672	30.000%	4.81	42.7%	17.9%
A-3	AAAsf/AAA(sf)/Aaa(sf)	265.000	30.000%	9.76	42.7%	17.9%
A-4	AAAsf/AAA(sf)/Aaa(sf)	277.377	30.000%	9.88	42.7%	17.9%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	67.132	30.000%	7.12	42.7%	17.9%
A-S	AAAsf/AAA(sf)/Aa2(sf)	69.045	23.250%	9.90	46.8%	16.3%
X-A	AAAsf/AAA(sf)/NR	785.060	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/NR	98.452	N/A	N/A	N/A	N/A
B	AA-sf/AA-(sf)/NR	49.865	18.375%	9.96	49.8%	15.3%
C	A-sf/A-(sf)/NR	48.587	13.625%	9.96	52.7%	14.5%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	56.258	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR	56.258	8.125%	9.96	56.1%	13.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,022,879,610
NUMBER OF LOANS:	102
NUMBER OF PROPERTIES:	140
WA CUT-OFF LTV:	61.0%
WA BALLOON LTV:	52.9%
WA U/W NCF DSCR:	2.02x
WA U/W NOI DEBT YIELD:	12.5%
WA MORTGAGE RATE:	4.765%
TOP TEN LOANS %:	40.4%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	350
WA SEASONING (MOS):	1

LOAN SELLERS:	RMF(35.3%), BARCLAYS(22.1%), WFB(15.7%), UBSRES(13.2%), CIIICM(5.7%), NCB(5.6%), BASIS(2.4%)

TOP 3 PROPERTY TYPES:	RETAIL (33.7%), HOSPITALITY (19.9%), MULTIFAMILY (11.8%)

TOP 5 STATES:	CA(13.6%), GA(7.6%), IN(6.8%), TX(6.6%), NH(6.6%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	CWCAPITAL ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	BIG REAL ESTATE FUND I, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	END OF WEEK 7/11 OR BEG OF WEEK 7/18
ANTICIPATED SETTLEMENT:	JULY 28, 2016

ROADSHOW
NEW YORK 1x1's:	TUES, 7/12
DES MOINES:	TUES, 7/12 @ 12:00PM CT, DES LUX HOTEL
MINNEAPOLIS, BREAKFAST:	WED, 7/13 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	WED, 7/13 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	WED, 7/13 @ 12:00PM ET, THE LANGHAM
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: PooL87

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=d0bDda

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.